The Bank of New York
101 Barclay Street, 22W
New York, NY 10286
USA

April 17, 2006

SECURITIES & EXCHANGE COMMISSION
450 Fifth Street, NW
Washington, DC 20549

Attn.: Document Control



RE:	American Depositary Shares evidenced
by American Depositary Receipts, each
representing two Ordinary Shares of
HILTON GROUP PLC
(Form F-6 File No. 333-8690)



Ladies and Gentlemen:

Pursuant to Rule 424(b)(3) under the Securities
Act of 1933, as amended, on behalf of The Bank of New York, as Depositary for securities against which American Depositary Receipts are to be issued, we attach a copy of the new prospectus (Prospectus) reflecting the name change from HILTON GROUP PLC TO
LADBROKES PLC, the change in nominal
value of Ladbroke Plc (formerly Hilton Group plc) ordinary shares to 28 1/3 pence, and the change in the ratio of American Depositary
Shares to ordinary shares from  each American
Depositary Share representing two ordinary shares to each American Depositary Share representing one ordinary share..

As required by Rule 424(e), the upper right hand corner of the Prospectus cover page has a reference to Rule 424(b)(3) and to the file number of the registration statement to which the Prospectus relates.

Pursuant to Section III. B. of the General
Instructions to the Form F-6 Registration
Statement, the Prospectus consists of the ADR certificate with revised name, nominal value of LADBROKES PLC ordinary shares, and revised
American Depositary Share to ordinary share ratio..

The Prospectus has been revised to reflect the new name of LADBROKES PLC, the new nominal value 28 1/3 pence and new American
Depositary Share to ordinary share ratio of one
American Depositary share to one ordinary share by the addition of the following notations:

EFFECTIVE APRIL 17, 2006, THE
COMPANYS NAME HAS CHANGED
TO LADBROKES PLC.  THE
NOMINAL VALUE OF THE
COMPANYS ORDINARY SHARES
HAS CHANGED TO 28 1/3 PENCE.
THE RATIO OF AMERICAN
DEPOSITARY SHARES TO
ORDINARY SHARES WILL NOW BE
ONE AMERICAN DEPOSITARY
SHARE REPRESENTS ONE
ORDINARY SHARE.

Please contact me with any questions or
comments at 212 815-4244.


Sandra Friedrich
Assistant Vice President
The Bank of New York - ADR Division


Encl.

CC: Paul Dudek, Esq. (Office of International
Corporate Finance)







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